                                  SCHEDULE 13G

                                 (Rule 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                             KEYNOTE SYSTEMS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  493308 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



      Check the appropriate box to designate the rule to which this Schedule is filed:
            [_]Rule 13d-1(b)
            [_]Rule 13d-1(c)
            [X]Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                          -----------------
CUSIP No. 493308 10 0             SCHEDULE 13G                 Page 2 of 5 Pages
---------------------                                          -----------------

-----------------------------------------------------------------------------------------------------------------
           1              NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                          Eugene Shklar
-----------------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                (a)[_]
                          (SEE INSTRUCTIONS)                                                              (b)[_]
-----------------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION
                          Canada
-----------------------------------------------------------------------------------------------------------------
       NUMBER OF                 5  SOLE VOTING POWER  -2,053,140-

         SHARES           ---------------------------------------------------------------------------------------

      BENEFICIALLY               6  SHARED VOTING POWER  -0-

        OWNED BY          ---------------------------------------------------------------------------------------

         EACH                    7  SOLE DISPOSITIVE POWER  -2,053,140-

       REPORTING          ---------------------------------------------------------------------------------------

      PERSON WITH                8  SHARED DISPOSITIVE POWER  -0-

-----------------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          -2,053,140-
-----------------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                          (SEE INSTRUCTIONS)
-----------------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                          7.4%
-----------------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                          IN
-----------------------------------------------------------------------------------------------------------------

---------------------                                          -----------------
CUSIP No. 493308 10 0             SCHEDULE 13G                 Page 3 of 5 Pages
---------------------                                          -----------------


Item 1(a)       Name of Issuer:
                ---------------

                Keynote Systems, Inc.

Item 1(b)       Address of Issuer's Principal Executive Offices:
                ------------------------------------------------

                2855 Campus Drive
                San Mateo, CA  94403

Item 2(a)       Name of Person Filing:
                ---------------------

                Eugene Shklar

Item 2(b)       Address of Principal Business Office or, If None, Residence
                -----------------------------------------------------------

                c/o Keynote Systems, Inc.
                2855 Campus Drive
                San Mateo, CA  94403

Item 2(c)       Citizenship:
                -----------

                Canada

Item 2(d)       Title of Class of Securities:
                ----------------------------

                Common Stock, $0.001 par value per share

Item 2(e)       CUSIP Number:
                ------------

                493308 10 0

Item 3.         Statement Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c)
                ------------------------------------------------------------

                Not applicable.

Item 4.         Ownership
                ---------

               (a)  Amount Beneficially Owned:
                    -------------------------

                    -2,053,140-

               (b)  Percent of Class:
                    ----------------

                    -7.4%-

---------------------                                          -----------------
CUSIP No. 493308 10 0             SCHEDULE 13G                 Page 4 of 5 Pages
---------------------                                          -----------------


          (c)  Number of shares as to which such person has:
               --------------------------------------------

               (i)    sole power to vote or direct the vote:

                      -2,053,140-

               (ii)   shared power to vote or direct the vote:

                      -0-

               (iii)  sole power to dispose or to direct the disposition of:

                      -2,053,140-

               (iv)   shared power to dispose or to direct the disposition of:

                      -0-

Item 5.  Ownership of Five Percent or Less of a Class
         --------------------------------------------

         Not applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person
         ---------------------------------------------------------------

         Not applicable.

Item 7.  Identification and Classification of Subsidiary Which Acquired the
         ------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company
         --------------------------------------------------------

         Not applicable.

Item 8.  Identification and Classification Members of the Group
         ------------------------------------------------------

         Not applicable.

Item 9.  Notice of Dissolution of Group
         ------------------------------

         Not applicable.

Item 10. Certification
         -------------

         Not applicable.

---------------------                                          -----------------
CUSIP No. 493308 10               SCHEDULE 13G                 Page 5 of 5 Pages
---------------------                                          -----------------


                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 2001                       Eugene Shklar


                                                   /s/ Eugene Shklar
                                                  --------------------